This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined herein). The Offer (as defined herein) is made solely by the Offer to Purchase, dated November 9, 2000, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Mikecon Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                         GETTY PETROLEUM MARKETING INC.
                                       AT
                              $5.00 NET PER SHARE
                                       BY

                                 MIKECON CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                   OAO LUKOIL

    Mikecon Corp. ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of OAO LUKOIL, a Russian open joint stock company ("LUKOIL"), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Getty Petroleum Marketing Inc. (the "Company"), at a price of $5.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as each may be amended and supplemented from time to time, together constitute the "Offer").

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 2000, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 2, 2000 (the "Merger Agreement"), by and among LUKOIL, Lukoil International GmbH, an Austrian corporation and direct wholly owned subsidiary of LUKOIL, Lukoil Americas Corporation, a Delaware corporation ("Parent"), Purchaser (collectively, the "Lukoil Entities") and the Company. The Merger Agreement provides that, among other things, as promptly as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company, any wholly owned subsidiary of the Company or by the Lukoil Entities or any wholly owned subsidiary of a Lukoil Entity and Shares for which appraisal rights, if any, have properly been asserted) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive $5.00 per share, without interest. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase. Purchaser and Parent have entered into separate Support Agreements with certain stockholders of the Company who own an aggregate of approximately 40% of the outstanding Shares. Such stockholders have, subject to the provisions of the Support Agreements, agreed, among other things, to validly tender (and not withdraw) all such Shares pursuant to the Offer.

    THE BOARD OF DIRECTORS OF THE COMPANY, BY THE UNANIMOUS VOTE OF THE DIRECTORS, AND AFTER REVIEW OF PARTS OF THE TRANSACTION BY A SPECIAL COMMITTEE COMPRISED OF THE INDEPENDENT DIRECTORS, HAS (1) DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS; (2) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; (3) DECLARED THE MERGER AGREEMENT ADVISABLE; AND (4) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE THE MERGER.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (3) any other documents required by the Letter of Transmittal.

(continued from cover)

    Purchaser expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement and applicable law), at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure of any of the conditions specified in
Section 13 of the Offer to Purchase to be satisfied, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). The term "Expiration Date" means 12:00 midnight, New York City time, on December 8, 2000, unless Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. If on any scheduled Expiration Date of the Offer all conditions to the Offer have not been satisfied, Purchaser may extend, and at the request of the Company shall extend, the Expiration Date for additional periods each of which may be up to ten business days; and provided, further, that Purchaser may extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the Offer. If all conditions to the Offer have been satisfied on any scheduled Expiration Date, Purchaser may elect to extend the Offer for up to ten additional business days so long as Purchaser waives all conditions of the Offer other than (i) the Minimum Condition and (ii) the condition described in clause (b) of Section 13 of the Offer to Purchase solely to the extent Parent or Purchaser would violate any statute, rule, regulation, judgment, order or injunction. So long as the Minimum Condition has been met, Purchaser may, subject to applicable law, elect to waive any other conditions to the Offer that have not been met and accept for payment the Shares validly tendered and not properly withdrawn. Purchaser may not extend, and the Company may not cause Purchaser to extend, the Expiration Date beyond January 25, 2001. Under the Merger Agreement and pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Purchaser may provide one or more subsequent offering periods following the expiration of the Offer of up to an aggregate of 20 business days. A subsequent offering period is an additional period of time from 3 to 20 business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which stockholders of the Company may tender Shares not tendered in the Offer. No withdrawal rights will be available during any such subsequent offering period in accordance with Rule 14d-7 under the Exchange Act.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 7, 2001. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If stock certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such stock certificates, the serial numbers shown on such stock certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Neither Purchaser, any of its affiliates or assigns, the Depositary, D.F. King & Co., Inc., which is acting as the Information Agent for the Offer, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase.

    The receipt by a stockholder of the Company of cash for Shares pursuant to the Offer and the Merger will be a fully taxable transaction for United States federal income tax purposes. All stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer and the Merger.

    The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to recordholders of Shares whose names appear on the stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550

                   ALL OTHERS CALL TOLL FREE: (800) 290-6429



November 9, 2000